Exhibit 99.1

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas  77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Energy Acquires New Concession in West Africa

New Permit Onshore Gabon Reinforces VAALCO’s Commitment to Aggressively Seek New Opportunities

HOUSTON - (PR Newswire) – November 11, 2005– VAALCO Energy, Inc. (EGY – Amex)

Today VAALCO Production (Gabon) Inc., a subsidiary of VAALCO Energy, Inc. (Houston), signed a new production sharing contract with the Ministry of Mines, Energy, Petroleum, and Hydraulic Resources of Gabon.  The Mutamba Iroru G4-219 Permit located onshore Gabon contains approximately 270,000 acres, the equivalent in size to 50 blocks in the U.S. Gulf of Mexico.

Robert Gerry, Chairman and CEO of VAALCO Energy stated, “We are pleased to add this new concession that will allow us to leverage our strengths as an independent exploration and production company.  The Mutamba Iroru Permit is similar in both geology and circumstance to our existing offshore Etame Permit where we have already been so successful.  We believe that with our seismic depth imaging expertise acquired in the Etame Permit, together with recent technological advances in seismic processing, we can delineate new prospects for the company and the country.”

At its southern end, the Mutamba Iroru Permit surrounds the Gamba-Ivinga Field (Shell), a 300 million barrel field, and is on trend with the giant Rabi-Kounga Field (Shell/Total) 60 km to the north, which is estimated to hold over 1 billion barrels of recoverable reserves.  In addition, these two fields, along with the Etame Field (VAALCO) located offshore, all produce from the same prolific Gamba and Dentale sandstone reservoirs.

“We feel our experience developing the Etame Field gives us an advantage as we begin exploring the Mutamba Iroru Permit, not only because of our seismic expertise, but also our geologic understanding of this trend,” said Mr. Gerry.  “VAALCO has been looking to acquire a new venture area with proximity to established production, world class reservoirs and source rock.  Mutamba Iroru solidly fits that bill.”

Mr. Gerry went on to state, “We believe this is a start to VAALCO’s stated position of expanding beyond our original concession and we continue to aggressively pursue other opportunities within West Africa and elsewhere.”

This press release includes “forward-looking statements” as defined by the U.S. securities laws.  Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include future production rates, completion and production timetables and costs to complete well.  These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:
W. Russell Scheirman
713-623-0801